Exhibit 5.1

25 March 2020
Norton Rose Fulbright Luxembourg SCS
16-18 Boulevard Royal
L-2449 Luxembourg

	Tel	+352.28.57.39.1
	Fax:	+352.28.57.39.101

nortonrosefulbright.com

Akazoo S.A.

19, rue de Bitbourg	Direct line
L-1273 Luxembourg	+352 28 57 39 210
Grand Duchy of Luxembourg
Email
For the attention of the Board of Directors	stephane.braun@nortonrosefulbright.com

(hereinafter referred to as the Addressee)	Your reference	Our reference
STBR

Dear Sirs

Re: Form F-3 Registration Statement

1	Introduction

1.1	We have acted as Luxembourg legal advisers to Akazoo S.A., a public limited liability company (société anonyme) organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 19, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés, Luxembourg) (the RCS) under number B232611 (the Company) in connection with the Registration Statement on Form F-3 being filed with the Securities and Exchange Commission under the US Securities Act of 1933, as amended (the Registration Statement) relating to the resale from time to time of up to 310,000 ordinary shares of the Company with a nominal value of EUR 0.01 per share (the Outstanding Ordinary Shares) and up to 150,000 warrants exercisable into ordinary shares of the Company at an exercise price of USD 9.20 per ordinary share (the Warrants) and up to 150,000 ordinary shares of the Company issuable upon exercise of the Warrants (the Issuable Ordinary Shares), representing all of the securities issued to the Selling Securityholders named in the Registration Statement (the Selling Securityholders) not yet registered for resale, in connection with the Company’s private placement offering of such securities on 27 September 2019.

1.2	We have taken instructions solely from the Company.

1.3	Capitalized terms used in this opinion shall, unless defined in this opinion, have the meaning as ascribed to them in the Registration Statement.

1.4	In arriving at the opinions expressed in this opinion, we have examined and relied exclusively on the Documents.

Norton Rose Fulbright Luxembourg SCS is a type of limited partnership known as a “Société en commandite simple” organised and existing under the laws of Luxembourg with its registered office located at Carrefour Complex, 16-18 Boulevard Royal, L-2449 Luxembourg-Ville, Grand-Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B213874 and represented by its general partner Norton Rose Fulbright Luxembourg GP. Both are affiliates of Norton Rose Fulbright LLP.

Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

1.5	We express no opinion on the rationale of the transactions contemplated by, referred to in, provided for or effected by the Documents. We have not investigated or verified the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any of the Documents, or verified that no material facts or provisions have been omitted from any of the Documents. We do not have detailed knowledge of the transactions contemplated by, referred to in, provided for or effected by the Documents or of any documents other than the Documents, even if referred to in the Documents.

2	Applicable law and jurisdiction

2.1	This opinion speaks as of its date and is confined to and is solely given on the basis of the laws of Luxembourg published and presently in effect as applied by the Luxembourg courts. We undertake no responsibility to notify the Addressee of this opinion of any change in the laws of Luxembourg or in their construction or application after the date of this opinion.

2.2	In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

2.3	This opinion is given on the express condition, accepted by each person entitled to rely on it, that:

(a)	this opinion and all rights, obligations issues of interpretation and liabilities in relation to it are exclusively based upon, governed by and shall be construed in accordance with the laws of Luxembourg; and

(b)	Luxembourg courts shall have exclusive jurisdiction to settle any dispute, proceeding, suit or action that may arise out of or be in connection with this opinion.

2.4	We express no opinion as to any laws other than the laws of Luxembourg and we have assumed that there is nothing in any other law that affects our opinion.

3	Scope of inquiry

3.1	For the purpose of this opinion, we have examined the following documents:

(a)	the terms and conditions of the Warrants (the Terms and Conditions of the Warrants);

(b)	a pdf version of the minutes of the extraordinary general meeting of the shareholders of the Company held on 2 September 2019 before a Luxembourg notary, available on the website of the RCS with publication number RESA_2019_208.2;

(c)	a pdf version of the written resolutions of the board of directors of the Company adopted on 10 September 2019 (the Board Resolutions);

(d)	a pdf version of the delegate resolutions of the delegate of the board of directors of the Company adopted on 11 September 2019;

(e)	a pdf version of the delegate resolutions of the delegate of the board of directors of the Company adopted on 17 September 2019;

(f)	a pdf version of the delegate resolutions of the delegate of the board of directors of the Company adopted on 25 September 2019;

(g)	a pdf version of the delegate resolutions of the delegate of the board of directors of the Company adopted on 9 October 2019;

(h)	a pdf version of the acknowledgment deed (constat) dated 10 October 2019 adopted before a Luxembourg notary, available on the website of the RCS with publication number RESA_2019_248.194;

(i)	a pdf version of the consolidated articles of association of the Company dated 10 October 2019, available on the website of the RCS with filing number L190222019, being the version of the Company’s articles of association applicable immediately prior to the adoption of the Second Acknowledgment Deed (as defined below) (the Previously Applicable Articles);

(j)	the consolidated articles of association of the Company dated 17 March 2020, not yet available on the website of the RCS, being the current version of the Company’s articles of association (the Current Articles);

(k)	a pdf version of the delegate resolutions of the delegate of the board of directors of the Company adopted on 26 November 2019;

(l)	a pdf version of the acknowledgment deed (constat) dated 27 November 2019 adopted before a Luxembourg notary, available on the website of the RCS with publication number RESA_2019_286.9 (the Second Acknowledgment Deed);

(m)	a pdf version of a certificate issued by the RCS on 25 March 2020 stating that, as of 24 March 2020, no judicial decision pursuant to which the Company would be subject to one of the judicial proceedings referred to therein including, but not limited to, bankruptcy (faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat préventif de la faillite), has been registered with the RCS by application of article 13, items 2 to 12 and article 14 of the Luxembourg law of 19 December 2002 on the Register of Trade and Companies and on the accounting and annual accounts of undertakings, as amended (the Certificate); and

(n)	a pdf version of an excerpt pertaining to the Company issued by the RCS on 25 March 2020 (the Excerpt).

3.2	The documents listed in paragraphs 3.1(a) to 3.1(n) above are collectively referred to herein as the Documents.

4	Assumptions

For the purpose of this opinion, we have assumed, and we have not verified independently, the following:

4.1	the genuineness of all signatures, seals and stamps on all of the Documents; the completeness and conformity to originals of the Documents submitted to us as certified, photostatic, faxed, scanned, downloaded or e-mailed copies;

4.2	the Company does not meet the criteria for the commencement of any insolvency proceedings such as bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganisation or similar orders or proceedings affecting the rights of creditors generally;

4.3	each of the Documents is true, complete, up-to-date and has not been rescinded, supplemented or amended in any way since its respective date (except that the Previously Applicable Articles have been amended pursuant to the Second Acknowledgment Deed);

4.4	no other corporate document exists which would affect, qualify or have any bearing on this opinion;

4.5	each statement contained in the Documents is true and correct;

4.6	(a) each resolution of the corporate bodies or of any delegate of any corporate body of the Company has been properly adopted; (b) where applicable, each meeting of the corporate bodies of the Company has been properly convened for the purpose of adopting any resolutions in connection with any Documents; (c) each director or delegate of the Company has properly performed his duties; and (d) all provisions relating to the declaration of conflicting interests or the power of the interested directors of the Company to vote have been fully observed;

4.7	each individual purporting to have signed the Documents has in fact signed the Documents and had legal capacity when he signed;

4.8	the Terms and Conditions of the Warrants are legal, valid, binding and enforceable under their respective applicable laws;

4.9	the central administration (administration centrale) and the place of effective management (siège de direction effective) of the Company is located at its registered office (siège statutaire) in Luxembourg;

4.10	the Company has the center of its main interests within the meaning of the Council Regulation EC/848/2015 of 20 May 2015 on insolvency proceedings at its registered office (siège statutaire) in Luxembourg;

4.11	the Current Articles, the 1915 Law (as defined below) and the Terms and Conditions of the Warrants will not be amended in a way that would prevent the issuance of the Issuable Ordinary Shares; and

4.12	the Company is in compliance with the provisions of the Luxembourg law of 31 May 1999 on the domiciliation of companies, as amended.

5	Opinion

Based on the documents referred to in paragraph 3, subject to the assumptions made in paragraph 4 and the qualifications set forth in paragraph 6, and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

5.1	The Outstanding Ordinary Shares and the Warrants being proposed for resale by the Selling Securityholders have been duly authorized and validly issued in accordance with the Luxembourg law of 10 August 1915 on commercial companies, as amended (the 1915 Law), and the Board Resolutions and are fully paid up and non-assessable (based on the meaning that the holder of such securities shall not be liable, solely because of his or her or its shareholder status or warrantholder status, for additional payments to the Company or the Company’s creditors).

5.2	The Issuable Ordinary Shares being proposed for resale by the Selling Securityholders will be duly authorized and validly issued if issued in accordance with the Current Articles, the 1915 Law and the Terms and Conditions of the Warrants and will be fully paid up and non-assessable (based on the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

6	Qualifications

6.1	This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors.

6.2	We express no opinion on any documents referred to in the Documents, but not specifically examined by us.

6.3	By application of article 1200-1 of the 1915 Law, a company which pursues activities contrary to criminal law or which seriously contravenes the provisions of the commercial code or the laws governing commercial companies may be put into judicial dissolution and liquidation upon the application of the public prosecutor.

6.4	The Excerpt and the Certificate are not capable of revealing conclusively whether a winding up resolution or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy (faillite) or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite) or judicial liquidation or any similar action has been adopted or made.

7	Reliance

7.1	This opinion is issued solely for the purposes of the filing of the Registration Statement.

7.2	We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended.

7.3	Except as provided in paragraphs 7.1 and 7.2 above or where required by any relevant law or regulation, this opinion is not to be transmitted to anyone nor is it to be used or relied upon by anyone or for any other purpose or quoted or referred to in any public document or filed with anyone without our prior written consent.

[signature page follows]

Yours faithfully,

/s/ Stéphane Braun

NORTON ROSE FULBRIGHT Luxembourg SCS
Société en commandite simple

Represented by Norton Rose Fulbright Luxembourg GP SARL

Acting by its manager

Stéphane Braun
Avocat à la Cour